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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-35357, 333-80577, and 333-59502 of Giant Industries, Inc. each on Form S-8, of our report dated March 5, 2003, which expresses an unqualified opinion and includes explanatory paragraphs relating to changes in accounting methods for the adoption of Statements of Financial Accounting Standards Nos. 142 and 144, on the financial statements and our report dated March 5, 2003 on the financial statement schedules, each report appearing in this Annual Report on Form 10-K of Giant Industries, Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 28, 2003